Exhibit 1

CONFIRMING STATEMENT



This Statement confirms that the undersigned Thomas A Ellman has Authorized and designated either Deborah A Golden
Peter J Falconer, Marland O Webb or Lisa M Ibarra to execute and file on the undersigneds behalf all Forms 3, 4 and 5 including any amendments thereto that the undersigned may be required to file with the US Securities and Exchange
Commission as a result of the undersigneds ownership of or transactions in securities of GATX Corporation. The authority of Deborah A Golden, Peter J Falconer, Marland O Webb and
Lisa M Ibarra under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigneds ownership of or transactions in securities of GATX Corporation, unless earlier revoked in writing. The undersigned acknowledges that neither Deborah A Golden
Peter J Falconer, Marland O Webb nor Lisa M Ibarra is assuming any of the undersigneds responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Date: November 8, 2011


/s/ Thomas A. Ellman
Thomas A. Ellman

olden
Peter J Falconer, Marland O Webb nor Lisa M Ibarra is assuming any of the undersigneds responsibilities to comply with Se